502 – 1978 Vine Street
Vancouver, BC V6K 4S1
Tel: (604) 737 0203

PRESS RELEASE

Garuda Capital Corp. announces letter of intent to acquire mining prospect:

VANCOUVER, BC Canada, June 27, 2006 – Garuda Capital Corp. (OTC BB: GRUA) today announced that it has entered into a letter of intent with Xemplar Energy Corp., a Vancouver based corporation trading on the TSX Venture Exchange, pursuant to which the Company will sign an option agreement with Xemplar for Garuda to acquire a 70 percent interest in the Company’s 100 percent owned Corhill uranium-gold-platinum property located in the Northwest Territories (the “Property”).

The agreement provides that Garuda will make a cash payment of Cdn$50,000, issue 2,000,000 common shares of Garuda Capital Corp. to Xemplar Energy Corp. and incur expenditures of Cdn$1,500,000 over 3 years. The property is subject to a 2 percent net smelter return royalty.

The Corhill Property is comprised of 18 mineral claims and covers 30,628 acres. The claims straddling the Northwest Territories / Nunavut border and are approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (formerly named Coppermine).

The property holds significant potential for Athabasca Basin-type unconformity uranium deposits and the genetically related Coronation Hill (Australia) type mineralization with associated gold and platinum group metals.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective to develop businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

For more information please contact:
Garuda Capital Corp., Investor Relations
Cassandra Anderton
Phone 604-737-0203

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission. Garuda assumes no obligation to update the information in this press release.